AMENDMENT TO CUSTODIAN AND TRANSFER AGENT AGREEMENT

This Amendment TO CUSTODIAN AND TRANSFER AGENT AGREEMENT (this “Amendment”) is dated as of November 28, 2023 by and between CAPITOL SERIES TRUST, (the “Fund”) on behalf of each series, separately and not jointly, listed on Annex A to the Agreement (defined below), and BROWN BROTHERS HARRIMAN & CO. ("BBH&Co.").

Reference is made to the Custodian and Transfer Agent Agreement dated as of December 9, 2021, by and between the Company and BBH&Co., as amended from time to time and as in effect on the date hereof prior to giving effect to this Amendment (the “Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

Whereas, the Fund and BBH&Co. have agreed to make certain modifications to the terms of the Agreement as further detailed herein;

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Agreement as follows:

A.       Amendment to the Agreement

1.	The Fund and BBH&Co. agree that the existing SCHEDULE: LIST OF PORTFOLIOS shall be deleted in its entirety and the updated SCHEDULE: LIST OF PORTFOLIOS attached hereto shall be substituted in place thereof.

B.       Miscellaneous

1.	This Amendment, together with the Agreement, constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect hereto. Except as specifically amended hereby, the Agreement remains unchanged, in full force and effect and binding on the parties in accordance with its terms. As amended hereby, all terms and provisions of the Agreement are hereby ratified and affirmed as of the date hereof and are hereby extended to give effect to the terms hereof.

2.	This Amendment shall be governed and construed in accordance the governing law and jurisdiction provisions of the Agreement.

3.	This Amendment may be executed in multiple original counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused their duly authorized representatives to execute this Amendment to the Agreement, effective as of the first date written above.

BROWN BROTHERS HARRIMAN & CO. By: /s/ Hugh Bolton Name: Hugh Bolton Title: Principal	CAPITOL SERIES TRUST By: /s/ Matthew J. Miller Name: Matthew Miller Title: President

SCHEDULE: LIST OF PORTFOLIOS

Clockwise Capital Innovation ETF	25,000 Creation Unit Shares
Fairlead Tactical Sector ETF	25,000 Creation Unit Shares
Hull Tactical US ETF The Nightview Fund ETF	50,000 Creation Unit Shares 10,000 Creation Unit Shares